Exhibit 10.7

ALAMAR BIOSCIENCES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

EFFECTIVE: __________, 2026

Each member of the Board of Directors (the “Board”) of Alamar Biosciences, Inc. (the “Company”) who is not also serving as an employee of or consultant to the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service upon and following the Effective Date. This Policy will be effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”). Unless defined in this Policy, capitalized terms used in this Policy will have the meaning given to such terms (or any similar term) in the Company’s 2026 Equity Incentive Plan, as may be amended from time to time, or any successor plan, (the “Plan”).

A.	Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be prorated based on days served in the applicable fiscal year, with the prorated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $50,000

b.	Non-Executive Chair of the Board (in addition to Eligible Director Annual Board Service Retainer): $45,000

c.	Lead Independent Director (in addition to Eligible Director Annual Board Service Retainer): $35,000

2.	Additional Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $20,000

b.	Chair of the Compensation Committee: $20,000

c.	Chair of the Nominating and Governance Committee: $20,000

3.	Additional Annual Committee Member Service Retainer (other than to Committee Chairs):

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $7,500

c.	Member of the Nominating and Governance Committee: $5,000

B.	Equity Compensation

The equity compensation set forth below will be granted under the Plan, subject to the stockholders’ approval of the Plan. All equity awards granted pursuant to this Policy will be Nonstatutory Stock Options and RSU Awards. All Nonstatutory Stock Options granted under this Policy will have an exercise price per share equal to 100% of the Fair Market Value of a share of Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of Continuous Service or a Corporate Transaction, in each case as provided in the Plan).

(i) Initial Grants. For each Eligible Director who first becomes a member of the Board (whether by election or appointment to the Board) following the Effective Date, on the date of such election or appointment (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee, granted a Nonstatutory Stock Option covering 25,599 shares of Common Stock (an “Initial Option Grant”) and an RSU Award covering 5,686 shares of Common Stock (an “Initial RSU Grant,” together with the Initial Option Grant, the “Initial Grants”). For each Initial Option Grant, one-third of the shares subject to the Initial Option Grant will vest on the first anniversary of the date of grant, with the remainder of the shares subject to the Initial Option Grant vesting in equal monthly installments thereafter until the third anniversary of the date of grant such that the Initial Option Grant will be fully vested on the third anniversary of the date of grant, subject to the applicable Eligible Director’s Continuous Service through each such vesting date. The shares subject to each Initial RSU Grant will vest in equal annual installments over three years following the date of grant such that the Initial RSU Grant will be fully vested on the third anniversary of the date of grant, subject to the applicable Eligible Director’s Continuous Service through each such vesting date. Each Initial Grant will vest in full immediately prior to a Change in Control, subject to the applicable Eligible Director’s Continuous Service through the date of such Change in Control.

(ii) Annual Grants. On the date of each annual stockholder meeting held after the Effective Date, for each Eligible Director who continues to serve as a non-employee member of the Board (which, for the avoidance of doubt, excludes an Eligible Director who first becomes a member of the Board (i) by election to the Board at such annual stockholder meeting or (ii) within the six-month period immediately preceding such annual stockholder meeting), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee, granted a Nonstatutory Stock Option covering 16,004 shares of Common Stock (an “Annual Option Grant”) and an RSU Award covering 3,556 shares of Common Stock (an “Annual RSU Grant,” together with the Annual Option Grant, the “Annual Grants”). The shares subject to each Annual Grant will vest on the one-year anniversary of the date of grant, provided that the Annual Grant will in any case be fully vested on the date of the Company’s next annual stockholder meeting (or the date immediately prior to the Company’s next annual stockholder meeting if the applicable Eligible Director’s service as a director ends at such meeting due to the Eligible Director’s failure to be re-elected or the Eligible Director not standing for re-election), subject to the Eligible Director’s Continuous Service through such vesting date. Each Annual Grant will vest in full immediately prior to a Change in Control, subject to the applicable Eligible Director’s Continuous Service through the date of such Change in Control.

(iii) IPO Grants. On the Effective Date, the Eligible Directors will be automatically, and without further action by the Board or Compensation Committee, granted the following equity awards (each, an “IPO Grant”):

(1) each Eligible Director who has not previously received an equity award from the Company will be granted a Nonstatutory Stock Option and an RSU Award covering the same number of shares of Common Stock and with the same vesting terms (including vesting acceleration provisions) as an Initial Option Grant and an Initial RSU Grant, respectively; and

(2) each other Eligible Director who, as of the Effective Date, has served as a member of the Board for more than 6 months will be granted a Nonstatutory Stock Option and an RSU Award covering the same number of shares of Common Stock and with the same vesting terms (including vesting acceleration provisions) as an Annual Option Grant and an Annual RSU Grant, respectively.

The foregoing share amounts shall be automatically adjusted in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event effecting the Common Stock, or any distribution to holders of the Common Stock other than an ordinary cash dividend, including without limitation any stock split or reverse stock split that occurs in connection with the initial public offering of the Common Stock.

C.	Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to an Eligible Director shall in no event exceed the limits set forth in Section 3(d) of the Plan.

D.	Ability to Decline Compensation

An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

E.	Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

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